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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


The Board of Directors
Pinnacle Financial Services, Inc.

We consent to incorporation by reference in the registration statement of Form S-8 (Registration Statement Number 33-8488) of Pinnacle Financial Services, Inc. of our report dated March 3, 1997, relating to the consolidated balance sheets of Pinnacle Financial Services, Inc. and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Pinnacle Financial Services, Inc.


                                       KPMG Peat Marwick LLP

Chicago, Illinois
March 28, 1997